As Filed With the Securities and Exchange Commission
on May 12, 2008
Registration Nos. 333-82224
333-119144
333-131506
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8 Registration Statement No. 333-82224
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-119144
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-131506
UNDER
THE SECURITIES ACT OF 1933
National Medical Health Card Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2581812
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

26 Harbor Park Drive	110503
Port Washington, NY	(Zip Code)
(Address of Principal Executive Offices)
National Medical Health Card Systems, Inc. 1999 Stock Option Plan
National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan
(Full Title of the Plan)
Jeffrey Park
Chief Financial Officer, Senior Vice President, Finance
SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3246
(630) 577-3206
(Name, address and telephone number, including area code, of Agent for Service)
With a copy to:
Gary D. Gerstman
Scott R. Williams
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
(312) 853-7000

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of National Medical Health Card Systems, Inc. (the “Registrant”) (collectively, the “Registration Statements”):
     File No. 333-82224, pertaining to the registration of 2,850,000 shares of the Registrant’s common stock, par value $.001 per share, issuable under the Registrant’s 1999 Stock Option Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2002.
     File No. 333-119144, pertaining to the registration of 2,000,000 shares of the Registrant’s common stock, par value $.001 per share, issuable under the Registrant’s 1999 Stock Option Plan, which was filed with the SEC on September 21, 2004.
     File No. 333-131506, pertaining to the registration of 700,000 shares of the Registrant’s common stock, par value $.001 per share, issuable under the Registrant’s Amended and Restated 2000 Restricted Stock Grant Plan, which was filed with the SEC on February 3, 2006.
     On February 25, 2008, Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“SXC”), SXC Health Solutions, Inc., a Texas corporation and wholly-owned subsidiary of SXC (“US Corp.”), and Comet Merger Corporation, a Delaware corporation and wholly-owned subsidiary of US Corp. and an indirect subsidiary of SXC (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub commenced an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”). The Offer expired at 10:00 a.m., New York City time, on April 29, 2008. Following such time, Merger Sub accepted for payment all shares of Company Common Stock that were tendered and not withdrawn prior to the expiration of the Offer, and, on April 30, 2008, Merger Sub was merged with and into the Company in a “short form” merger (the “Merger”) pursuant to Section 253 of the Delaware General Corporation Law, with the Company surviving the Merger as an indirect, wholly-owned subsidiary of SXC. In the Merger, each share of Company Common Stock outstanding immediately prior to the Merger (other than shares of Company Common Stock held in the Company’s treasury or owned directly or indirectly by the Company or SXC or for which appraisal rights have been perfected) was canceled and converted into the right to receive $7.70 in cash, without interest, and 0.217 of a common share of SXC.
     Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended, the Registrant hereby de-registers any and all shares of Common Stock originally reserved for issuance under the Registrant’s 1999 Stock Option plan and Amended and Restated 2000 Stock Grant Plan and registered under the Registration Statements on Forms S-8 listed above, filed with the SEC on the dates listed above, which have not been issued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, National Medical Health Card Systems, Inc. has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on May 12, 2008.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
By:	/s/ Jeffrey Park
Jeffrey Park Secretary